Thornburg Investment Trust POS AMI

Exhibit (a)(32)

THORNBURG INVESTMENT TRUST

THIRTY-THIRD AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS THIRTY-THIRD AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, Sally Corning, Susan H. Dubin, David L. Gardner, Brian J. McMahon, Patrick J. Talamantes, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987 (the “Declaration of Trust”). Section 11.7 of the Declaration of Trust permits the Trustees to make certain amendments to the Declaration of Trust.

Accordingly, by execution of this Amendment and Supplement, the Trustees effect the following amendment to the Declaration of Trust in order to resolve an ambiguity in the manner in which notices about the appointment of a new Trustee who is not an interested person of the Trust shall be delivered to the Trust’s shareholders.

Amendment to Section 4.5

The text of Section 4.5 of the Declaration of Trust is amended by deleting the fourth sentence of that section and replacing it with the following:

Within three months of any appointment the Trustees shall cause notice of such appointment to be mailed to each Shareholder at his address as recorded on the books of the Trust or otherwise delivered to each Shareholder through electronic means or by posting the notice to the same public website through which Shareholders access the Trust’s disclosure documents and regulatory reports.

The Trustees effect this Amendment and Supplement as of March 4, 2019 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg	/s/ Brian J. McMahon
Garrett Thornburg	Brian J. McMahon
/s/ David A. Ater	/s/ Patrick J. Talamantes
David A. Ater	Patrick J. Talamantes
/s/ Sally Corning	/s/ Owen D. Van Essen
Sally Corning	Owen D. Van Essen
/s/ Susan H. Dubin	/s/ James W. Weyhrauch
Susan H. Dubin	James W. Weyhrauch
/s/ David L. Gardner
David L. Gardner

Thornburg Investment Trust	Page 1 of 1
Thirty-Third Amendment and Supplement to
Agreement and Declaration of Trust